UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
February 21, 2007

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-16531 (COMMISSION FILE NUMBER)	06-159-7083 (I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue New York, New York 10171 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 20, 2007, General Maritime Corporation (the “Company”) entered into an agreement to amend its existing credit facility, as amended (the “Credit Facility”), dated as of October 26, 2005, with a syndicate of commercial lenders and Nordea Bank Finland PLC as Administrative Agent and Collateral Agent.

The Credit Facility, as amended, will increase the total commitment of the lenders by $100 million from $800 million to $900 million.

Additionally, the Company will be permitted to (1) pay quarterly cash dividends with respect to fiscal quarters on or after March 31, 2007, limited to $0.50 per share and (2) pay additional dividends, including stock buy-backs, in an aggregate amount not to exceed $50 million plus 50% of cumulative net excess cash flow after February 16, 2007. In addition, the amendment will permit the Company to declare a one-time special dividend of up to $15 per share (up to an aggregate amount not to exceed $500 million) at any time prior to December 31, 2007.

Under the Credit Facility, as amended, on and at any time after April 1, 2007, the leverage ratio covenant will be eliminated and the minimum cash balance covenant will be reduced such that the Company will not be permitted to reduce the sum of (A) its unrestricted cash and cash equivalents plus (B) the lesser of (1) the total available unutilized commitment and (2) $25 million, to be less than $50 million. Additionally, the Company has agreed to amend the minimum consolidated net worth covenant whereby it will not permit its consolidated net worth as any time prior to the business day preceding the payment of the one-time special dividend to be less than $500,000,000. In addition, the Company has agreed to a new covenant whereby it will not permit its net debt to EBITDA ratio to be greater than 5.5:1.00 on the last day of any fiscal quarter at any time from April 1, 2007.

Additionally, the lenders have agreed to the dissolution of certain subsidiary guarantors that no longer own any vessels or material assets. All other material terms of the Credit Facility remain unchanged.

Item 2.02 Results of Operations and Financial Condition

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of a press release of General Maritime Corporation (the “Company”), dated February 21, 2007, reporting the Company’s financial results for the fourth quarter and fiscal year ended December 31, 2006.

The information set forth under “Item 2.02 Results of Operations and Financial Condition”, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Please see the disclosure set forth in Item 1.01.

Item 8.01 Other Events

On February 21, 2007, the Company announced in a press release, a copy of which is attached hereto as Exhibit 99.2, that its Board of Directors has declared a special, one-time cash dividend of $15 per share. The dividend will be paid on or about March 23, 2007 to shareholders of record as of March 9, 2007.

The Company also announced on February 21, 2007 that its Board of Directors has changed the Company’s quarterly dividend policy by adopting a fixed target amount of $0.50 per share per quarter or $2.00 per share each year, starting with the first quarter of 2007. The Company intends to declare dividends in April, July, October and February of each year.

The Company believes that under current law dividend payments from earnings and profits will constitute “qualified dividend income” and will be subject to a 15% United States federal income tax rate with respect to non-corporate shareholders who satisfy certain holding period requirements. Distributions in excess of the Company’s earnings and profits will be treated first as a non-taxable return of capital, to the extent of a United States stockholder’s tax basis in its common stock on a dollar-for-dollar basis, and thereafter as a capital gain.

The Company’s payment of dividends will depend on provisions of applicable law and other factors that its Board of Directors may deem relevant. Under Marshall Islands law, a company may not declare or pay dividends if it is currently insolvent or would thereby be made insolvent. Marshall Islands law also provides that a company may declare dividends only to the extent of its surplus, or if there is no surplus, out of its net profits for the then current and/or immediately preceding fiscal years.

The actual declaration of future cash dividends, the amount of dividend payments, and the establishment of record and payment dates, is subject to final determination by the Company’s Board of Directors each quarter after its review of the Company’s financial performance.

Maintaining the dividend policy will depend on the Company’s cash earnings, financial condition and cash requirements and could be affected by factors, including the loss of a vessel, required capital expenditures, reserves established by the Board of Directors, increased or unanticipated expenses, additional borrowings or future issuances of securities, which may be beyond the Company’s control.

There can be no assurance that the Company’s future dividends will in fact be equal or similar to the amounts described in this report.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.  Description

99.1   Press Release dated February 21, 2007.

99.2   Press Release dated February 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            GENERAL MARITIME CORPORATION
            (Registrant)

            By: /s/ John C. Georgiopoulos
            Name: John C. Georgiopoulos
            Title:   Chief Administrative Officer

Date: February 21, 2007